AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

HEMP NATURALS, INC.

(Pursuant to the provisions of Sections 242 and 245 of the

General Corporation Law of the State of Delaware)

Hemp Naturals, Inc. (the “Corporation”) organized and existing under the laws of the State of Delaware, does hereby certify that:

A. The name of the Corporation is Hemp Naturals, Inc. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of Delaware on November 13, 2015. The Certificate of Incorporation was subsequently amended on July 6, 2018 and November 6, 2019.

B. This Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, (the “DGCL”) and has been duly adopted by the written consent of the Corporation’s Board of Directors in accordance with Section 141(f) of the DGCL and by the stockholders of the Corporation in accordance with Section 228 of the General Corporation Law of the state of Delaware, and restates, integrates and further amends the provisions of the Corporation’s Certificate of Incorporation.

C. The text of the Certificate of Incorporation shall be amended and restated in its entirety to read in full as follows:

1. Name. The name of the corporation is Hemp Naturals, Inc., (the "Corporation").

2. Registered Office and Agent. The address of its registered office in the State of Delaware is 16192 Coastal Highway, Lewes Delaware, 19958, County of Sussex. The name of its registered agent at such address is Harvard Business Services, Inc.

3. Purpose and Powers. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware (the "DGCL") and the Corporation shall have perpetual existence.

4. Business Combinations. The Corporation elects not to be governed by the provisions of Section 203 of the DGCL.

5. Powers of the Board of Directors. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

6. Capital Stock. The total number of shares of capital stock which the Corporation shall have authority to issue is: Six Billion Two Hundred Twenty Million, (6,220,000,000) of which Six Billion Two Hundred Million (6,200,000,000) shares are designated as common stock at $.0001 par value, (the"Common Stock"), and Twenty Million (20,000,000) shares are designated as preferred stock, at $.0001 par value, (the "Preferred Stock").

7. Preferred Stock. The Preferred Stock of the Corporation shall be issuable by authority of the Board of Director(s) of the Corporation in one or more classes or one or more series within any class and such classes or series shall have such voting powers, full or limited, or no voting powers, and such designations, preferences, limitations or restrictions as the Board of Directors of the Corporation may determine, from time to time. The authority of the Board of Directors with respect to each class or series shall include all designation rights conferred by the DGCL upon directors, including, but not limited to, determination of the following:

(a) The number of shares constituting of that class or series and the distinctive designation of that class or series;

(b) The dividend rate on the share of that class or series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights or priorities, if any, of payment of dividends on shares of that class or series;

(c) Whether the shares of that class or series shall have conversion privileges, and, if so, the terms and conditions of such privileges, including provision for adjustment of conversion rate(s) in relation to such events as the Board of Directors shall determine;

(d) Whether the shares of that class or series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which amount they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(e) Whether there shall be a sinking fund for the redemption or purchase of shares of that class or series, and, if so, the terms and amount of such sinking fund;

(f) The rights of the shares of that class or series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that class or series; and

(g) Any other relative rights, preferences and limitations of that class or series now or hereafter permitted by law.

8. Designation of Series A Convertible Preferred Stock. Five Million (5,000,000) authorized shares of preferred stock shall be designated Series A Convertible preferred stock.

9. Rank. The Series A Convertible preferred stock shall rank senior to the Common Stock and any other capital stock of the Corporation.

10. Dividends. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Series A Convertible preferred stock shall be entitled to receive, when and as declared by the Board of Directors, such dividends as may be declared from time to time by the Board of Directors with respect to the Series A Convertible preferred stock out of assets or funds of the Corporation legally available therefor.

11. Liquidation. Dissolution or Winding Up. Matters relating to liquidation, dissolution or winding up of this Corporation shall be as provided in the DGCL. The Series A Convertible preferred stock shall be senior to the Common and all other classes of Preferred Stock. A merger, acquisition, sale of voting control or sale of substantially all of the assets of the Company in which the shareholders of the Company do not own a majority of the outstanding shares of the surviving corporation shall be deemed to be a liquidation.

12. Voting. Each holder of Series A Convertible preferred stock shall be entitled to five thousand (5,000) votes for each share of Series A Convertible preferred stock into which such Series A could then be converted and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law. Except as expressly provided by this Restated Certificate or as provided by law, the holders of shares of Series A Convertible preferred stock shall at all times vote together with the holders of Common Stock as a single class on all matters (including the election of directors) submitted to vote or for the consent of the stockholders of the Corporation. The number of authorized shares of Series A Convertible preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by obtaining the approval (by vote at a stockholders meeting or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series A Convertible Preferred stock, voting as a separate class.

13. Conversion. Each share of Series A Convertible preferred stock shall be convertible into one (1) fully paid and nonassessable share of Common Stock at the option of the holder thereof at any time upon written notice to the Corporation. Before any holder of Series A Convertible preferred stock shall be entitled to convert any shares of such Series A preferred stock, such holder shall surrender the certificate or certificates therefor, if any, duly endorsed, at the principal corporate office of the Corporation or of any transfer agent for the Series A Convertible preferred stock. Any holder of Series A Convertible preferred stock in book-entry form shall notify the Company’s stock transfer agent in writing and transfer agent shall convert into common stock in book-entry form. Each share of Series A Convertible preferred stock that is converted pursuant to this section shall be retired by the Corporation and shall not be available for reissuance.

14. Reservation of Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series A Convertible Preferred stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Convertible Preferred stock into shares of Common Stock.

15. Protective Provision. The Corporation shall not, by amendment, merger, consolidation or otherwise, without first obtaining the approval (by vote at a stockholders meeting or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series A Convertible Preferred stock, voting as a separate class, amend, alter, repeal or waive any section of Article 12 or Article 13.

16. Consent For Actions Taken by Director(s) Without Meeting. Any action required or permitted to be taken at a meeting of the board of directors or of a committee thereof may be taken without a meeting if, before or after the action, a written consent thereto is signed by all the members of the board or of the committee pursuant to Section 141(f) of the DGCL.

17. Voting Rights of the Holders of Common Stock. Holders of shares of Common Stock shall be entitled to cast one vote for each share held at all stockholders' meetings or consent for actions by stockholders taken without meeting for all purposes, including the election of directors. The Common Stock does not have cumulative voting rights. No holder of shares of stock of any class or series shall be entitled as a matter of right to subscribe for or purchase or receive any part of any new or additional issue of shares of stock of any class or series, or of securities convertible into shares of stock of any class or series, whether now hereafter authorized or whether issued for money, for consideration other than money, or by way of dividend.

18. Special Meetings of Stockholders. Special meetings of the stockholders may be called by the majority of the Board of Directors, the President, Chief Executive Officer or the Secretary of the Corporation and may not be called by any other person.

19. Consent For Actions By Stockholders Taken Without Meeting. Any action required or permitted to be taken at a special meeting of the stockholders may be taken without a meeting and without notice given if, before or after the action, a written consent thereto is signed by stockholders holding at least a majority of the voting power pursuant to Section 228 of the DGCL.

20. Forum Selection: The Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, or (iv) any action asserting a claim governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the corporation shall be deemed to have notice of and consented to the provisions of this Article.

21. Indemnification. Each person who is or was made a party or is threatened to be made a party to, or is or was involved (including, without limitation, involvement as a witness) in, any action, suit or proceeding, whether civil (including, without limitation, arbitral), criminal, administrative or investigative (a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, partner, member, manager, employee, agent or trustee of another corporation or of a partnership, joint venture, limited liability company, trust or other entity or enterprise (including, without limitation, a direct or indirect subsidiary of the Corporation and an employee benefit plan of the Corporation or any of its subsidiaries), whether the basis of such proceeding is alleged action or inaction in an official capacity as an officer or director or in any other capacity while so serving, shall be indemnified by the Corporation for and held harmless by the Corporation from and against, to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader or greater rights to indemnification than the DGCL prior to such amendment permitted the Corporation to provide), all expenses, liabilities and losses actually and reasonably incurred or suffered by such person in connection therewith; provided, however, that except as provided herein with respect to proceedings seeking to enforce rights to indemnification, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board.

22. Bylaw Provisions. The Board of Directors is expressly authorized to adopt, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation. The affirmative vote of at least a majority of the Board of Directors then in office shall be required in order for the Board of Directors to adopt, repeal, alter, amend or rescind the Corporation’s Bylaws. The number of directors of the Corporation shall be determined in the manner set forth in the Bylaws of the Corporation. The election of directors need not be by written ballot unless the by-laws of the Corporation shall so provide. The Corporation’s Bylaws may also be adopted, repealed, altered, amended or rescinded by the majority vote of shareholders.

23. Amendments. The Corporation reserves the right from time to time to amend, alter, change or repeal any provision contained in, to add any provision to, and/or to restate, this Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed or permitted by the DGCL, and all rights, powers, preferences and privileges of whatsoever nature conferred upon stockholders, directors and/or any other persons whomsoever by and pursuant to this Amended and Restated Certificate of Incorporation in their present form and/or as hereafter amended are granted subject to this reservation.

IN WITNESS WHEREOF, said Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its duly authorized officer on this 28th day of January, 2020.

HEMP NATURALS, INC.

/s/ Levi Jacobson

By: Levi Jacobson

CEO and Director